Exhibit 99
NEWS RELEASE

#04T February 9, 2011	Contact:	Roger Schrum
+1 843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results
Hartsville, S.C. — Sonoco (NYSE: SON), one of the largest diversified global consumer and industrial packaging companies, today reported improved 2010 fourth quarter and strong full-year results.
Fourth Quarter Highlights
•	Fourth quarter 2010 GAAP earnings per diluted share were $.33, compared with $.46 in 2009.

•	Fourth quarter 2010 GAAP results include after-tax charges of $.31 per diluted share related to a debt tender completed during the quarter, restructuring charges and acquisition costs totaling $.05 per diluted share and one-time tax benefits of $.10 per diluted share.

•	Base net income attributable to Sonoco (base earnings) for fourth quarter 2010 was $.59 per diluted share, compared with $.58 in 2009. (See base earnings definition and reconciliation later in this release.)

•	Fourth quarter 2010 net sales of $1.13 billion were 13 percent higher than the $1.0 billion in 2009.
Full-Year Highlights
•	Full-year 2010 GAAP earnings per diluted share were $1.96, compared with $1.50 in 2009.

•	Full-year 2010 GAAP results include after-tax impairment, restructuring, debt tender and acquisition charges along with certain tax adjustments totaling $.38 per diluted share, compared with $.28 per diluted share in 2009.

•	Base earnings for 2010 were $2.34 per diluted share, up 31 percent, compared with $1.78 in 2009.

•	Record net sales of $4.1 billion in 2010, were up 15 percent, compared to $3.6 billion in 2009.

•	First quarter 2011 guidance is $.55 to $.60 per diluted share. Guidance for full-year 2011 base earnings remains $2.52 to $2.62 per diluted share.
Fourth Quarter Review
Commenting on the Company’s fourth quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “For the fifth consecutive quarter, we posted year-over-year improvement in net sales and base earnings. Our modest fourth quarter base earnings improvement was a result of manufacturing productivity, improved volume and lower pension costs, which were partially offset by a negative price/cost relationship and a higher base effective tax rate.”
“Our industrial-focused businesses continued to lead our improved performance as operating profits in our Tube and Core/Paper segment improved 42 percent, and All Other Sonoco, which consists primarily of industrial-related businesses, reported a 36 percent year-over-year improvement,” said DeLoach. “Most of our industrial businesses delivered both volume growth and productivity gains. However, these items were partially
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 2
offset by a negative price/cost relationship stemming primarily from higher costs for old corrugated containers, our largest raw material cost, which we were unable to fully recover through higher selling prices.”
“On the consumer side, our Consumer Packaging segment posted the second-highest quarterly operating profit in its history; only outdone by last year’s record fourth-quarter results,” DeLoach continued. “Volume was down modestly from last year’s record levels and the segment experienced moderate operating cost inflation. These negative factors were partially offset by improvements in productivity and operating earnings from acquisitions. Results declined in our Packaging Services segment due to a negative change in the mix of business stemming from previously announced business losses in point-of-purchase displays and fulfillment, the earnings impact of which was only partially offset by new business and productivity improvements.”
Fourth quarter GAAP net income attributable to Sonoco was $34.5 million, or $.33 per diluted share in 2010, compared with $47.1 million, or $.46 per diluted share, in 2009. Base earnings were $60.8 million, or $.59 per diluted share, in the fourth quarter, compared with $58.9 million, or $.58 per diluted share, in 2009. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, debt tender costs, acquisition costs and other items, if any; the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.
Items excluded from base earnings in the fourth quarter of 2010 include costs and after-tax charges totaling $31.6 million, or $.31 per diluted share, related to the Company’s debt tender completed in November. Also excluded from current quarter base earnings were after-tax restructuring and acquisition charges totaling $4.9 million ($.05 per diluted share) and tax benefits of $5.5 million ($.05 per diluted share) related to a regulatory clarification of a 2009 tax law change in Mexico and $4.7 million ($.05 per diluted share) related to the release of a valuation allowance on capital loss carry forwards. Excluded from base earnings per share in the 2009 quarter were an after-tax restructuring charge of $.07 and a $.05 charge related to the original 2009 tax law change in Mexico. Additional information about base earnings and base earnings per share, along with reconciliations to the most closely applicable GAAP financial measures, is provided later in this release.
The Company’s gross profit margin in the fourth quarter of 2010 was 17.7 percent of sales, compared to 19.3 percent in the same period in 2009. The decline was due primarily to higher raw material, energy, freight and other costs. The Company’s selling and administrative costs declined to 9.8 percent of sales during the fourth quarter, compared to 10.5 percent in the same period last year.
Net sales for the fourth quarter were $1.13 billion, compared with $1.0 billion in the same period in 2009. This 13 percent increase was due to higher selling prices, acquisitions, improved volumes and open-market sales of corrugating medium previously produced under a cost-plus-fixed-management-fee arrangement. The impact of higher selling prices was realized almost exclusively in the Tubes and Cores/Paper segment, where the gains were principally driven by higher recovered paper prices.
Cash generated from operations in the fourth quarter was $114.6 million, compared with $33.1 million in the same period in 2009. The year-over-year increase was due primarily to a voluntary contribution made in 2009 to the Company’s U.S. pension plan which had an annual after-tax impact of $63 million. Capital expenditures and cash dividends paid to shareholders were $44.8 million and $28.3 million, respectively, during the fourth quarter of 2010, compared with $21.3 million and $27.0 million, respectively, in the same period in 2009. During the fourth quarter of 2010, Sonoco also repurchased 695,000 shares of common stock for approximately $23 million, as part of a previously announced program to repurchase up to two million shares of stock by the end of the first quarter of 2011.
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 3
2010 Review
For the year ending December 31, 2010, net sales reached a record $4.1 billion, an increase of 15 percent, compared with $3.6 billion in 2009. Net income attributable to Sonoco for 2010 was $201.1 million ($1.96 per diluted share), compared with $151.5 million ($1.50 per diluted share) in 2009. Earnings for 2010 were negatively impacted by the previously mentioned after-tax charge of $31.6 million ($.31 per diluted share) associated with the debt tender and $16.9 million ($.17 per diluted share) in after-tax asset impairment, restructuring and acquisition charges, partially offset by the previously mentioned tax benefits of $10.2 million ($.10 per diluted share). 2009 earnings were negatively impacted by after-tax restructuring charges of $23.0 million ($.23 per diluted share) and the $5.3 million charge ($.05 per diluted share) related to the tax law change in Mexico.
Full-year base earnings were $239.4 million ($2.34 per diluted share), compared with $179.8 million ($1.78 per diluted share) in 2009. Significantly higher Companywide volumes, strong productivity, lower pension costs and the impact from acquisitions drove the 33 percent year-over-year improvement in base earnings. These favorable factors were offset by a negative price/cost relationship resulting from higher raw material, energy, freight and other costs which the Company was unable to fully recover through higher selling prices. Gross profit as a percent of sales was 18.6 percent, compared with 18.5 percent in 2009. Selling and administrative expenses were 9.8 percent of sales, compared with 10.5 percent in 2009.
Cash generated from operations during 2010 was $375.1 million, compared with $391.0 million in 2009. Higher earnings in 2010 were offset by an increased use of cash flow to fund working capital resulting from significantly higher levels of business activity, compared to the prior year. In 2010, capital expenditures and cash dividends were $145.9 million and $111.8 million, respectively, compared with $104.2 million and $107.9 million, respectively, in 2009. In addition, the Company used cash to fund acquisitions totaling $138 million and $6 million in 2010 and 2009, respectively. The Company also used $23 million in cash in 2010 to repurchase common stock.
During the fourth quarter, the Company entered into a new five-year syndicated bank facility to replace an existing facility that would have expired in May 2011. The bank facility supports the Company’s $350 million commercial paper program, under which $30 million was outstanding at yearend. Also during the quarter, the Company issued $350 million of new 5.75% thirty-year bonds, and used the majority of the proceeds to tender for and redeem early approximately 55 percent of its other outstanding bonds. Additionally, the Company redeemed $100 million of 6.75% bonds that matured in November. At December 31, 2010, total debt was $621 million, compared with $581 million as of the end of December 31, 2009. The Company’s debt-to-total capital ratio as of December 31, 2010, was 29.2 percent compared with the 29.6 percent at the end of 2009. At year end, cash and cash equivalents totaled $158 million, compared with $185 million at the end of 2009.
“2010 was an extremely strong turnaround year for Sonoco,” commented DeLoach. “Sales reached a record level while growing 15 percent, which was our highest growth rate in 15 years. Base earnings improved by 33 percent and reached the second best performance in Company history. Base earnings before interest and taxes (EBIT) margins gained 100 basis points, withstanding a significant negative price/cost headwind. Our two largest segments—Tubes and Cores/Paper and Consumer Packaging—saw sales grow by 23 percent and 8 percent and operating profits grow by 80 percent and 6 percent, respectively. And, our Consumer Packaging segment produced record operating profits for the third year in a row.”
“Clearly, this performance says a lot about our strategy,” added DeLoach. “But more importantly, it says a lot about our people. I’m extremely proud of the way our employees responded going into, and especially, coming out of the recession. Entering 2011, we are firmly back on track and ready to grow. We remain focused on meeting our long-term growth goals while improving returns to our shareholders.”
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 4
First Quarter and Full-Year 2011 Outlook
Sonoco expects first quarter 2011 base earnings to be in the range of $.55 to $.60 per diluted share. Base earnings in the first quarter of 2010 were $.50 per diluted share. For the full-year 2011, base earnings are projected to be in the range of $2.52 to $2.62 per diluted share, which is the same guidance the Company provided on December 3, 2010. The Company’s 2011 earnings guidance reflects an expected effective tax rate of 31 percent.
The Company’s base earnings guidance assumes sales demand will remain near the levels experienced during the past several quarters, adjusted for seasonality and a neutral price/cost relationship. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of recovered paper and other material prices, as well as uncertain global economic conditions, actual results could vary substantially.
Commenting on the Company’s outlook, DeLoach said, “First quarter results have historically been the Company’s weakest. That said, our guidance reflects continued modest volume improvement. As previously announced, we expect year-over-year weakness in our Packaging Services segment due to the loss of certain business. Overall, we are expecting a strong year in 2011 with base earnings growing by approximately 10 percent, a growth rate much like what we experienced coming out of the last recession.”
Segment Review
Segment operating results do not include restructuring and asset impairment charges, acquisition costs, interest income and expense, debt tender charges or income taxes.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and plastic); printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.
Fourth quarter 2010 sales for the segment were $458 million, compared with $421 million in the same period in 2009. Segment operating profit was $45.7 million in the fourth quarter, compared with $48.8 million in the same period in 2009.
Sales increased by 9 percent during the fourth quarter due entirely to the acquisition of Associated Packaging Technologies, a leading thermoform tray manufacturer for the frozen food industry, partially offset by a slight decline in volume. Operating profits declined 6 percent from the previous year’s record results. Lower volume and higher operating costs more than offset the positive impact of the acquisition, lower pension costs and productivity improvements during the 2010 quarter.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.
Fourth quarter 2010 sales for the segment were $447 million, compared with $381 million in the same period in 2009. Operating profit for this segment was $33.9 million, compared with $23.8 million in 2009.
The 17 percent increase in segment sales was due largely to increased selling prices, an improvement in volume of industrial converted products, paperboard, and recycled materials along with the addition of sales of corrugating medium. The year-over-year increase in selling prices was primarily a result of higher old corrugated container pricing, which had a favorable impact on prices received for recovered paper, paperboard and tubes
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 5
and cores. Operating profit for the segment improved 42 percent during the quarter due to volume growth, lower pension costs and productivity improvements. Offsetting that improvement was a negative price/cost relationship, increased operating costs and the impact of a November fire that destroyed our molded plug manufacturing facility.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; and supply chain management services, including contract packing, fulfillment and scalable service centers.
Fourth quarter 2010 sales for this segment were $131 million, compared with $125 million in the same period in 2009. Segment operating profit was $1.9 million, compared with $4.0 million in 2009.
Sales improved modestly during the quarter due to net volume and mix impacts in our contract packaging and international point-of-purchase displays businesses. Operating profit declined due primarily to a negative change in the mix of business which offset the volume improvement.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and includes the following products: wooden, metal and composite wire and cable reels and spools; molded and extruded plastics; custom-designed protective packaging; and paper amenities, such as coasters and glass covers.
Fourth quarter 2010 sales in All Other Sonoco were $91 million, compared with $75 million reported in the same period in 2009. Operating profit for the quarter was $11.4 million, compared with $8.4 million in 2009. Sales in All Other Sonoco increased 21 percent due to volume gains in molded plastics and reels and spools, along with sales from a small acquisition and higher selling prices. Operating profit in All Other Sonoco increased 36 percent as a result of improved volume, productivity gains and lower pension expenses. These favorable factors were partially offset by higher raw material costs, which were not covered by higher selling prices.
Corporate
Net interest expense for the fourth quarter of 2010 increased to $9.7 million, compared with $9.5 million during the same period in 2009. The increase was due to higher debt levels and interest rates. The effective tax rate for the fourth quarter of 2010 was a benefit of (8.2) percent, compared with 36.0 percent for the same period in 2009. The lower effective rate was driven by the released valuation allowance and the clarification of the tax law change in Mexico. The effective tax rate on base earnings was 31.6 percent and 28.7 percent in the fourth quarters of 2010 and 2009, respectively. The effective tax rate on base earnings for the current quarter is higher than the same period last year, primarily as a result of a larger proportion of earnings taxed at higher U.S. rates. For the year, the effective tax rate was 25.3 percent, compared with 31.2 percent in 2009, due in part to the reduction in the valuation allowance and the regulatory clarification discussed previously, while effective tax rate on base earnings was 30.8 percent, compared with 29.0 percent in 2009.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, February 9, 2011, at 2 p.m. Eastern time, to review its 2010 fourth quarter financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Headlines” section. A telephonic replay of the call will be available starting at 5 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +1 617-801-6888. The replay passcode for both U.S. and international calls is 16966380. The archived telephone call will be available through February 19, 2011. The webcast call also will be archived on the Investor Information section of Sonoco’s Web site.
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 6
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud 2010/2011 member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to improve operating results in reporting units facing potential goodwill impairment;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 7
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 8
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Net sales	$1,127,147	$1,001,911	$4,124,121	$3,597,331
Cost of sales	927,481	808,068	3,356,589	2,931,285

Gross profit	199,666	193,843	767,532	666,046
Selling, general and administrative expenses	107,048	108,836	405,356	386,459
Restructuring/Asset impairment charges	5,375	9,047	23,999	26,801

Income before interest and income taxes	$87,243	$75,960	$338,177	$252,786
Interest expense	10,368	9,825	37,413	40,992
Interest income	701	363	2,307	2,427
Loss from early extinguishment of debt	48,617	—	48,617	—

Income before income taxes and equity earnings of affiliates	28,959	66,498	254,454	214,221
Provision for income taxes	(2,368)	23,906	64,485	66,818

Income before equity in earnings of affiliates	31,327	42,592	189,969	147,403
Equity in earnings of affiliates, net of tax	3,417	4,451	11,505	7,742

Net income	34,744	47,043	201,474	155,145
Net (income)/loss attributable to noncontrolling interests	(235)	36	(421)	(3,663)

Net income attributable to Sonoco	$34,509	$47,079	$201,053	$151,482

Weighted average common shares outstanding — diluted	103,123	101,476	102,543	101,029

Diluted earnings per common share	$0.33	$0.46	$1.96	$1.50

Dividends per common share	$0.28	$0.27	$1.11	$1.08

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Net sales
Consumer Packaging	$457,826	$420,710	$1,668,499	$1,550,601
Tubes and Cores/Paper	447,203	381,043	1,644,996	1,339,134
Packaging Services	131,095	125,242	469,140	426,538
All Other Sonoco	91,023	74,916	341,486	281,058

Consolidated	$1,127,147	$1,001,911	$4,124,121	$3,597,331

Income before income taxes:
Consumer Packaging — Operating Profit	$45,711	$48,768	$179,827	$169,932
Tubes and Cores/Paper — Operating Profit	33,911	23,815	130,185	72,248
Packaging Services — Operating Profit	1,933	4,012	12,487	11,008
All Other Sonoco — Operating Profit	11,425	8,412	41,586	26,399
Acquisition costs	(362)	—	(1,909)	—
Restructuring/Asset impairment charges	(5,375)	(9,047)	(23,999)	(26,801)
Interest, net	(9,667)	(9,462)	(35,106)	(38,565)
Loss from early extinguishment of debt	(48,617)	—	(48,617)	—

Consolidated	$28,959	$66,498	$254,454	$214,221

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Net income	$34,744	$47,043	$201,474	$155,145
Asset impairment charges	653	2,013	9,962	12,197
Depreciation, depletion and amortization	45,257	45,483	169,665	173,587
Loss on early extinguishment of debt	48,617	—	48,617	—
Fox River environmental reserves	(198)	(1,747)	(1,687)	(6,997)
Pension and postretirement plan expense/contributions	3,597	(86,981)	23,405	(40,815)
Changes in working capital	13,467	26,788	(80,226)	35,873
Other operating activity	(31,587)	549	3,926	61,998

Net cash provided by operating activities	114,550	33,148	375,136	390,988

Purchase of property, plant and equipment	(44,751)	(21,343)	(145,910)	(104,150)
Cost of acquisitions, exclusive of cash	(3,575)	(5,004)	(137,835)	(5,504)
Debt (repayments) proceeds, net	(1,277)	(11,978)	36,488	(116,153)
Excess cash costs of early extinguishment of debt	(49,888)		(49,888)
Cash dividends	(28,324)	(27,011)	(111,756)	(107,887)
Other, including effects of exchange rates on cash	2,814	23,315	6,769	26,296

Net increase (decrease) in cash and cash equivalents	(10,451)	(8,873)	(26,996)	83,590
Cash and cash equivalents at beginning of period	168,700	194,118	185,245	101,655

Cash and cash equivalents at end of period	$158,249	$185,245	$158,249	$185,245

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	Dec 31, 2010	Dec 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$158,249	$185,245
Trade accounts receivable, net of allowances	508,144	428,293
Other receivables	31,917	35,469
Inventories	369,427	288,528
Prepaid expenses and deferred income taxes	89,779	59,038

	1,157,516	996,573
Property, plant and equipment, net	944,136	926,829
Goodwill	839,748	813,530
Other intangible assets, net	130,400	115,044
Other assets	209,214	210,604

	$3,281,014	$3,062,580

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$756,721	$675,315
Notes payable and current portion of long-term debt	16,949	118,053
Accrued taxes	6,979	12,271

	$780,649	$805,639
Long-term debt, net of current portion	603,941	462,743
Pension and other postretirement benefits	323,040	321,355
Deferred income taxes and other	65,691	92,213
Total equity	1,507,693	1,380,630

	$3,281,014	$3,062,580

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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 10
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in this press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 11
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

		Non-GAAP Adjustments (1)
				Acquisition
		Restructuring/Asset		Costs/Tax
Three Months Ended December 31, 2010	GAAP	Impairment Charges	Debt Tender Charges	Adjustments	Base
Income before interest and income taxes	$87.2	$5.4	$—	$0.4	$93.0
Interest expense, net	9.7	—	—	—	9.7
(Loss) From Early Extinguishment of Debt	(48.6)	—	48.6	—	—

Income before income taxes	28.9	5.4	48.6	0.4	83.3
Provision for income taxes	(2.4)	1.4	17.0	10.3	26.3

Income before equity in earnings of affiliates	31.3	4.0	31.6	(9.9)	57.0
Equity in earnings of affiliates, net of taxes	3.4	0.6	—	—	4.0

Net income	34.7	4.6	31.6	(9.9)	61.0
Net (income)/loss attributable to noncontrolling interests	(0.2)	—	—	—	(0.2)

Net income attributable to Sonoco	$34.5	$4.6	$31.6	$(9.9)	$60.8

Per Share	$0.33	$0.05	$0.31	$(0.10)	$0.59

		Non-GAAP Adjustments
		Restructuring/Asset	Mexico Tax
Three Months Ended December 31, 2009	GAAP	Impairment Charges	Adjustment	Base
Income before interest and income taxes	$76.0	$9.1	$—	$85.1
Interest expense, net	9.5	—	—	9.5

Income before income taxes and equity earnings of affiliates	66.5	9.1	—	75.6
Provision for income taxes	23.9	3.1	(5.3)	21.7

Income before equity in earnings of affiliates	42.6	6.0	5.3	53.9
Equity in earnings of affiliates, net of taxes	4.5	0.5	—	5.0

Net income	47.1	6.5	5.3	58.9
Net (income)/loss attributable to noncontrolling interests	0.0	—	—	0.0

Net income attributable to Sonoco	$47.1	$6.5	$5.3	$58.9

Per Share	$0.46	$0.07	$0.05	$0.58

		Non-GAAP Adjustments (1)
				Acquisition
		Restructuring/Asset		Costs/Tax
Twelve Months Ended December 31, 2010	GAAP	Impairment Charges	Debt Tender Charges	Adjustments	Base
Income before interest and income taxes	$338.2	$24.0	$—	$1.9	$364.1
Interest expense, net	35.1	—	—	—	35.1
(Loss) From early extinguishment of debt	(48.6)	—	48.6	—	—

Income before income taxes	254.5	24.0	48.6	1.9	329.0
Provision for income taxes	64.5	9.3	17.0	10.6	101.4

Income before equity in earnings of affiliates	190.0	14.7	31.6	(8.7)	227.6
Equity in earnings of affiliates, net of taxes	11.5	0.6	—	—	12.1

Net income	201.5	15.3	31.6	(8.7)	239.7
Net (income)/loss attributable to noncontrolling interests	(0.4)	0.1	—	—	(0.3)

Net income attributable to Sonoco	$201.1	$15.4	$31.6	$(8.7)	$239.4

Per Share	$1.96	$0.15	$0.31	$(0.08)	$2.34

—more—

Sonoco Reports Improved 2010 Fourth Quarter and Strong Full-Year Results — 12

		Non-GAAP Adjustments
		Restructuring/Asset	Mexico Tax
Twelve Months Ended December 31, 2009	GAAP	Impairment Charges	Adjustment	Base
Income before interest and income taxes	$252.8	$26.8		$279.6
Interest expense, net	38.6	—	—	38.6

Income before income taxes and equity earnings of affiliates	214.2	26.8	—	241.0
Provision for income taxes	66.8	8.5	(5.3)	70.0

Income before equity in earnings of affiliates	147.4	18.3	5.3	171.0
Equity in earnings of affiliates, net of taxes	7.8	0.9	—	8.7

Net income	155.2	19.2	5.3	179.7
Net (income)/loss attributable to noncontrolling interests	(3.7)	3.8	—	0.1

Net income attributable to Sonoco	$151.5	$23.0	$5.3	$179.8

Per Share	$1.50	$0.23	$0.05	$1.78

[1]	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
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